Page 1 of 11 Pages

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 24)*

                             SOTHEBY'S HOLDINGS, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                       CLASS A LIMITED VOTING COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   835898107
             -----------------------------------------------------
                                 (CUSIP Number)

                  Linda S. Martinson, Esq. (212) 583-2000
                767 Fifth Avenue, 49th Floor, New York, NY 10153
             -----------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 15, 2003
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                    SEC 1746 (12-91)

CUSIP No.   835898107                                Page 2 of 11 Pages
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Group, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(C) OR 2(E)    [ ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             7,836,200
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

                       7,832,200
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,832,200
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.4%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 835898107                                   Page 3 of 11 Pages
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BAMCO, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(C) OR 2(E)    [ ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             7,027,900
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

                       7,027,900
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,027,900
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.6%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  835898107                               Page 4 of 11 Pages
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Management, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(C) OR 2(E)    [ ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                  0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             808,300
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                   0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

                       808,300
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       808,300
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.8%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  835898107                             Page 5 of 11 Pages
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Asset Fund
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(C) OR 2(E)    [ ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             6,408,800
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER

                       6,408,800
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,408,800
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       14.3%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IV, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  835898107                              Page 6 of 11 Pages
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ronald Baron
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(C) OR 2(E)    [ ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             7,836,200
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       7,836,200
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,836,200
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.4%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                              Page 7 of 11 Pages

Item 1.   Security and Issuer
          (a)  Name of Issuer:
                 SOTHEBY'S HOLDINGS, INC.
          (b)  Address of Issuer's Principal Executive Offices:
                 500 North Woodward Avenue, Suite 100
                 Bloomfield Hills, MI  48304
          (c)  Title and Class of Securities:
                 Class A Limited Voting Stock

Item 2.   Identity and Background
          (a)  Name:
                 Baron Capital Group, Inc.  ('BCG')
                 BAMCO, Inc.  ('BAMCO')
                 Baron Capital Management, Inc.  ('BCM')
                 Baron Asset Fund ('BAF')
                 Ronald Baron
          (b)  Business Address:
                 767 Fifth Avenue
                 New York, NY 10153
          (c)  Present Principal Employment:
                 BCG:             Holding company
                 BAMCO:           Investment adviser
                 BCM:             Investment adviser
                 BAF:             Registered investment company
                 Ronald Baron:    Chairman and CEO: BCG, BAMCO, BCM and BAF
                 767 Fifth Avenue
                 New York, NY 10153
          (d)  Record of Convictions:
                 No material change.
          (e)  Record of Civil Proceedings:
                 No material change.
          (f)  Citizenship:
                 No material change.
 Item 3.   Source and Amount of Funds or Other Consideration
                 No material change

                                                          Page 8 of 11 Pages

Item 4.   Purpose of Transaction
          No material change.


Item 5.   Interest in Securities of the Issuer
           (a) Amount and percentage beneficially owned:
               BCG:              7,836,200    17.4%
               BAMCO:            7,027,900    15.6%
               BCM:                808,300     1.8%
               BAF:              6,408,800    14.3%
               Ronald Baron:     7,836,200    17.4%

           (b) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote:
               BCG:                     0
               BAMCO:                   0
               BCM:                     0
               BAF:                     0
               Ronald Baron:            0
               (ii)  shared power to vote or direct the vote:
               BCG:             7,836,200
               BAMCO:           7,027,900
               BCM:               808,300
               BAF:             6,408,800
               Ronald Baron:    7,836,200
               (iii) sole power to dispose or to direct the disposition:
               BCG:                     0
               BAMCO:                   0
               BCM:                     0
               BAF:                     0
               Ronald Baron:            0
              (iv)  shared power to dispose or direct the disposition:
               BCG:             7,836,200
               BAMCO:           7,027,900
               BCM:               808,300
               BAF:             6,408,800
               Ronald Baron:    7,836,200

              *Reporting Persons may be deemed to share power to vote and dispose of shares referred to herein as a result of control relationships (BCG and Ronald Baron with respect to all of the shares; BAMCO with respect to its advisory clients' shares) and pursuant to investment advisory relationships with advisory clients. Reporting Persons disclaim beneficial ownership of the shares for which they share power.


           (c) A schedule of transactions effected in the last 37 days is attached hereto.

                                                          Page 9 of 11 Pages

           (d) Ownership of More than Five Percent on Behalf of Another Person:
               No material change.

           (e) Ownership of Less than Five Percent:
               Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
          No Material Change.

Item 7.   Material to be Filed as Exhibits
          Exhibit 99 - 37 days of trading.

 Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   April 25, 2003

                               Baron Capital Group, Inc., BAMCO, Inc.,
                               Baron Capital Management, Inc. and Baron Asset
                               Fund
                               By:
                                /s/ Ronald Baron
                                _______________________________________
                                    Ronald Baron, Chairman and CEO

                               Ronald Baron, Individually
                               By:

                                /s/ Ronald Baron
                                _______________________________________
                                    Ronald Baron